Exhibit 99.1

Contact: Paul Warburg

Central Garden & Pet

925.948.3686

CENTRAL GARDEN & PET ANNOUNCES FISCAL 2008 FIRST QUARTER RESULTS

Strengthens Financial Position and Takes Goodwill Impairment Charge

WALNUT CREEK, CALIFORNIA, February 7, 2008 – Central Garden & Pet Company (NASDAQ: CENT/CENTA) today announced results for its first quarter ended December 29, 2007.

The Company reported net sales of $314 million in the quarter, a decrease of 1% from $317 million in the comparable fiscal 2007 period. The adjusted net loss for the quarter, excluding goodwill and other intangible impairment, was $0.8 million, or $0.01 per fully diluted share compared to a net loss of $3.0 million, or $0.04 per fully diluted share, in the year ago period. The Company improved its leverage ratio to 4.25x compared to 4.92x at year-end fiscal 2007.

The Company reported a net loss for the quarter of $290 million, or $4.07 per fully diluted share, compared to a net loss of $3.0 million, or $0.04 per fully diluted share, in the year ago period. Included in the results for the quarter is a non-cash, pre-tax charge of $400 million, or $289 million net of tax, related to goodwill and other intangible impairment. Also included in the results for the quarter is a pre-tax gain of $11.1 million, or $6.8 million net of tax, related to the sale of properties and legal settlement proceeds. Excluding the impact of goodwill and other intangible impairment and the gain on sale of properties and legal settlement proceeds, the Company incurred an operating loss of $1.7 million, or $7.6 million net of tax translating into a loss of $0.11 per fully diluted share.

Net sales for the Garden Products segment were $112 million, a decrease of 3% from $115 million in the comparable fiscal 2007 period. The Garden Products operating loss was $7.3

-more-

million, which includes a non-cash other intangible impairment of $3.5 million, compared to a loss of $2.1 million in the year ago period. Branded product sales increased 2% to $98 million. Sales of other manufacturers’ products declined, as planned, 23% to $14 million. Net sales for the Pet Products segment were $202 million, relatively unchanged compared to the comparable fiscal 2007 period. Operating income for the Pet Products segment was $17 million, a decline of 5% compared to $17.8 million in the year ago period. Branded product sales were $164 million, flat compared to last year. Sales of other manufacturers’ products declined 1% to $38 million. Total Company depreciation and amortization for the quarter was $8.0 million compared to $6.8 million in the year ago period.

“In the past three months, we have made significant strides in identifying and implementing measures to improve performance and strengthen our financial position,” noted William Brown, Chairman and Chief Executive Officer of Central Garden & Pet Company. “As we look forward to the upcoming garden season, we will focus on margin improvement and working capital management. While progress has been made, there remains a great deal to be accomplished.”

As a result of the decline in the Company’s stock price, the Company will record a one-time, non-cash pre-tax charge for goodwill and other intangible impairment of $400 million, or $4.06 per share after tax. Under SFAS 142 “Goodwill and Other Intangible Assets”, the Company was required to perform an annual goodwill impairment assessment as of July 1, 2007, which required, among other things, a reconciliation of current equity market capitalization to shareholders’ equity. At that time, the Company determined there was no goodwill impairment. As a result of the decline in the Company’s stock price since July, the Company was required to perform an interim goodwill impairment assessment. At recent stock price levels, the Company’s total shareholders’ equity significantly exceeds its equity market capitalization, indicating goodwill impairment. This non-cash charge is unrelated to recent results or management’s long-range forecast, which continue to call for earnings growth and margin improvement. However, according to current accounting convention, the Company was required to place greater emphasis on current trading values than on its forecasts in performing its interim impairment assessment. The Company continues to be in compliance with the financial covenants in its credit agreement.

The Company will discuss its first quarter results on a conference call today at 4:30 p.m. EST / 1:30 p.m. PST. Individuals may access the call by dialing 1-888-680-0890 and passcode

4935 6020 (domestic) or 617-213-4857 and passcode 4935 6020 (international). The conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.central.com/. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Re-play dial-in numbers for the call will be available for three weeks: 1-888-286-8010 and passcode 43595613 (domestic) and 617-801-6888 and passcode 43595613 (international).

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers in the following categories: In Lawn & Garden: Grass seed including the brands PENNINGTON® and THE REBELS™; wild bird feed and the brands PENNINGTON® and KAYTEE®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and Over ‘N Out®; and decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Pet categories include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON™ and ZILLA™; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™ / NYLABONE®, FOUR PAWS®, PINNACLE® and Avoderm®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific Pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 5,000 employees, primarily in North America and Europe. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at http://www.central.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings expectations, margin improvements and the estimated goodwill and other intangible impairment charge are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Annual Report on Form 10-K, filed

November 28, 2007, and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

# # #

(Tables Follow)

Central Garden & Pet Company

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	December 29, 2007	December 30, 2006
Net Sales	$313,785	$317,398
Cost of Goods Sold and Occupancy	219,463	215,528

Gross Profit	94,322	101,870
Selling, General and Administrative
Expenses	84,936	95,945
Impairment of goodwill and intangible assets	400,000	—

Income from Operations	(390,614)	5,925

Interest Expense	(11,505)	(11,405)
Interest Income	288	676
Other Income	483	89

Loss Before Income Taxes and	(401,348)	(4,715)
Minority Interest

Income Taxes (Benefit)	(111,814)	(1,849)
Minority Interest	(8)	100

Net Loss	$(289,526)	$(2,966)

Basic Loss Per Common Share:	$(4.07)	$(0.04)

Diluted Loss Per Common Share:	$(4.07)	$(0.04)

Weighted Average Shares Outstanding
Basic	71,178	71,241
Diluted	71,178	71,241

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 29, 2007	December 30, 2006
Assets
Current Assets:
Cash and Cash Equivalents	$8,326	$24,647
Accounts Receivable	182,917	176,305
Inventories	435,489	406,738
Other Current Assets	40,505	44,796

Total Current Assets	667,237	652,486

Property and Equipment - Net	199,249	171,722

Goodwill	204,562	562,447
Other Intangible Assets – Net	96,072	112,335
Deferred Income Taxes and Other Assets	139,437	65,267

Total	$1,306,557	$1,564,257

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts Payable	$136,934	$143,766
Accrued Expenses	73,297	75,277
Current Portion of Long-Term Debt	3,355	3,039

Total Current Liabilities	213,586	222,082

Long-Term Debt	598,303	578,901
Other Long-Term Obligations	5,141	29,424
Convertible Redeemable Preferred Stock	750	750
Minority Interest	1,826	566
Shareholders’ Equity	486,951	732,534

Total	$1,306,557	$1,564,257

Non-GAAP Financial Measures

This press release includes adjustments to GAAP net loss for the fiscal quarter ended December 29, 2007. Adjusted net loss, which excludes the impact of goodwill impairment and gains from the sale of properties and a legal settlement is a non-GAAP financial measure. We believe that it is useful as a supplemental measure in evaluating the aggregate performance of our operating business. This measure is used by our management, including our chief operating decision maker, to perform such evaluation. We exclude goodwill impairment and gains from the sale of properties and a legal settlement as such items are not representative of the on-going results of operations of our business. Below is a reconciliation of this non-GAAP measure to net loss for the quarter ended December 29, 2007, excluding goodwill impairment and gains from the sale of properties and a legal settlement.

	Dollars (in millions)	EPS
Reconciliation of Net Loss (in millions):
Net Loss	$(289.5)	$(4.07)
Adjusted for: Goodwill Impairment charge, net of taxes	288.7	4.06

Net loss excluding goodwill impairment charge	(0.8)	(0.01)
Less: Gain on sale of properties and legal settlement proceeds, net of taxes	(6.8)	(0.10)

Adjusted Net Loss	$(7.6)	$(0.11)